Exhibit 10.1

COMMODITY SUB-ADVISORY AGREEMENT

AGREEMENT made as of this [     ]th day of October, 2012 (this “Agreement”), by and between Nuveen Long/Short Commodity Total Return Fund, a Delaware statutory trust (the “Fund”), Nuveen Commodities Asset Management, LLC, a Delaware limited liability company (“Manager”), and Gresham Investment Management LLC, a Delaware limited liability company (“Commodity Subadvisor”).

WHEREAS, Manager serves as the investment manager for the Fund, pursuant to that certain Investment Management Agreement between Manager and the Fund (as such agreement may be modified from time to time, the “Management Agreement”); and

WHEREAS, Manager desires to retain Commodity Subadvisor to furnish investment advisory services for the Fund upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment. Manager hereby appoints Commodity Subadvisor to provide sub-investment advisory services to the Fund in the management of the Fund’s commodity investments for the period commencing on the Effective Date and Time (as defined in Section 13 below) and on the terms set forth in this Agreement. Commodity Subadvisor accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.

Services to be Performed. Subject always to the supervision of Manager, Commodity Subadvisor will furnish an investment program in respect of, make investment decisions for, and place all orders for the purchase and sale of futures contracts, forward contracts, options on futures contracts and other commodity interests (“Commodity Interests”), all on behalf of the Fund and as described in the Fund’s registration statement on Form S-1 as declared effective by the United States Securities and Exchange Commission (the “Registration Statement”), consistent with the investment objectives and restrictions of the Fund described therein. In the performance of its duties, Commodity Subadvisor will satisfy its fiduciary duties to the Fund, will select and monitor the Fund’s investments in Commodity Interests and will comply with the provisions of the Fund’s Amended and Restated Trust Agreement (the “Trust Agreement”) as filed with the Registration Statement, as the Trust Agreement may be amended from time to time (to the extent Commodity Subadvisor has been notified in writing of such amendments at least 90 days prior to effectiveness), and the Fund’s investment objectives, policies and restrictions as disclosed in the Registration Statement, as such investment objectives, policies and restrictions may be amended from time to time (to the extent Commodity Subadvisor has been notified in writing of such amendments at least 90 days prior to effectiveness). Manager will provide Commodity Subadvisor with current copies of the Fund’s organizational documents, prospectus and any amendments thereto, and any written objectives (as contained in the investment guidelines, if any), policies, procedures or limitations not appearing therein as they may be relevant to Commodity Subadvisor’s performance under this Agreement, all of which will be binding on Commodity Subadvisor upon receipt thereof from Manager at least 90 days prior to effectiveness. Commodity

Subadvisor and Manager will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund. Commodity Subadvisor will report to Manager with respect to Commodity Subadvisor’s services hereunder.

All commissions and expenses arising from the trading of Commodity Interests, or other transactions in the course of the administration of the Fund’s account, shall be charged to the Fund’s account with its clearing broker(s). Manager shall deliver to Commodity Subadvisor, and renew when necessary, a commodity trading authorization appointing Commodity Subadvisor as the Fund’s agent and attorney-in-fact for the purpose of trading Commodity Interests on behalf of the Fund. All trades for the account of the Fund directed by Commodity Subadvisor shall be made through such clearing broker or brokers as Manager directs (each, a “clearing broker”). Notwithstanding the foregoing, Commodity Subadvisor may place orders for Commodity Interest transactions for the Fund through executing brokers or floor brokers selected by Commodity Subadvisor and may execute on behalf of the Fund “give-up” agreements with such executing brokers or floor brokers where necessary; provided that Commodity Subadvisor will provide Manager and the Fund on a quarterly basis with a list of the executing brokers or floor brokers Commodity Subadvisor is then using, and Manager may, within 5 days of receiving such list after consultation with Commodity Subadvisor, object to the use of an executing broker or floor broker because the Manager reasonably believes the use of such executing broker or floor broker would be detrimental to the Fund and its investors, and Commodity Subadvisor shall cease using such broker on behalf of the Fund. Any over-the-counter contracts in Commodity Interests transacted for the Fund’s account will be effected through the clearing broker or its affiliates, as agreed upon between Commodity Subadvisor and Manager. Commodity Subadvisor from time to time may select other dealers through which any such contracts will be traded, with the prior written consent of Manager.

Commodity Subadvisor further agrees that it:

a)	will use the same degree of skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

b)	will conform to all applicable rules and regulations of the United States Commodity Futures Trading Commission (the “CFTC”) in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental or self-regulatory authority pertaining to its commodity trading advisory activities;

c)

will report regularly to Manager and will make appropriate persons available for the purpose of reviewing with representatives of Manager on a regular basis the management of the Fund’s Commodity Interests, including, without limitation, review of the general investment strategies of the Fund with respect to Commodity Subadvisor’s management of the Fund’s Commodity Interests and the performance of the Fund’s Commodity Interests in relation to standard industry indices and passively managed commodity index tracking funds and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Manager;

d)	will not, without the prior written approval of Manager, materially deviate or change the Fund’s guidelines governing diversification, concentration and portfolio rebalancing of the Fund’s investments in individual commodities and commodity groups;

e)	will monitor the pricing of the Fund’s Commodity Interests, and events relating to the commodity markets in which the Fund trades, and will notify Manager promptly of any market events or other situations that come to its attention (particularly those that may occur after the close of a foreign market in which the Fund’s Commodity Interests may primarily trade but before the time at which the Fund’s Commodity Interests are priced on a given day) that may materially impact the pricing of one or more of the Fund’s Commodity Interests. In addition, Commodity Subadvisor will assist Manager in evaluating the impact that such an event may have on the net asset value of the Fund and in determining a recommended fair value of the affected asset or assets; and

f)	will prepare such books and records with respect to the Fund’s Commodity Interests as reasonably requested by Manager and will furnish Manager such periodic and special reports as Manager may reasonably request.

3.	Preparation of Materials. Commodity Subadvisor will cooperate with the Fund in the Fund’s endeavors to prepare and update, or cause to be prepared and updated, if necessary, the Registration Statement and a prospectus and disclosure document included therein (the “Prospectus”), promotional brochures or other marketing materials as well as any other materials reasonably requested or required by Manager in connection with the organization, operation, or marketing of the Fund or the registration or renewal of registration of the Shares (as defined in the Prospectus) for sale to the public in all applicable jurisdictions (collectively, with the Registration Statement and Prospectus, the “Materials”). In this regard, Commodity Subadvisor will furnish to Manager such information as may be reasonably requested for inclusion in such Materials. Moreover, Commodity Subadvisor agrees to provide to Manager such information as Manager requests in order for Manager to make all necessary disclosures regarding Commodity Subadvisor, its principals, its trading performance, customer accounts and otherwise as are required in the reasonable judgment of Manager to be made in such Materials.

4.	Representations and Warranties of Manager. Manager hereby represents and warrants to Commodity Subadvisor that:

a)	Manager is duly formed and validly existing as a Delaware limited liability company, with full power to carry out its obligations under this Agreement and the Trust Agreement.

b)	This Agreement has been duly and validly authorized, executed and delivered by, and is a valid and binding contract of, Manager, enforceable in accordance with its terms.

c)	Manager has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory agency or self-regulatory organization, necessary to be met in order to perform services for the Fund pursuant to this Agreement.

d)	Manager is a commodity pool operator and commodity trading advisor duly registered with the CFTC and is a member in good standing of the National Futures Association (“NFA”). Manager shall maintain such registrations and membership in good standing during the term of this Agreement. Further, Manager agrees to notify Commodity Subadvisor promptly upon (i) a statutory disqualification of Manager under Sections 8a(2) or 8a(3) of the Commodity Exchange Act of 1936, as amended (“CEA”), (ii) a suspension, revocation or limitation of Manager’s commodity trading advisor or commodity pool operator registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which Manager is subject or has been advised it is a target.

e)	The Materials do not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or omit to state any material information required to be disclosed therein under the CEA, the Securities Act of 1933, as amended, and the rules promulgated thereunder; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to Manager by or on behalf of Commodity Subadvisor as to it, including, without limitation, all references to Commodity Subadvisor and its affiliates, controlling persons, members, directors, officers and employees, as well as to Commodity Subadvisor’s trading approach and past performance record, which has been or may be provided by Commodity Subadvisor for inclusion in the Materials.

f)	Shares of the Fund will be offered and sold in compliance with the requirements set forth in the Registration Statement, the Prospectus, the Trust Agreement and the letter issued by the Division of Clearing and Intermediary Oversight of the CFTC dated March 29, 2010 (the “Staff Letter”). In connection with the offer and sale of the Shares, Manager will, and Manager will use its reasonable efforts to ensure that any third party selling agents will, comply fully at all times with all federal, state and foreign securities laws, the CEA, the Staff Letter, and all rules and regulations applicable to the offer and sale of the Shares to the public.

g)	As of the Effective Date and Time, the Fund will be a “qualified purchaser,” as that term is defined in Section 2(a)(51(A) of the Investment Company Act or 1940, as amended, and thus a “qualified eligible person,” as that term is defined in CFTC Rule 4.7(a)(2)(vi).

h)	The representations and warranties made in this Agreement by Manager shall be continuing during the term of this Agreement, and if at any time any event has occurred which would make or tend to make any of the foregoing not true, Manager will promptly notify Commodity Subadvisor.

5.	Representations and Warranties of Commodity Subadvisor. Commodity Subadvisor hereby represents and warrants to the Fund and Manager that:

a)	The information and materials relating to Commodity Subadvisor, its businesses, principals, and past performance record that has been requested by Manager, has been delivered to Manager and is current, accurate and complete in all material respects, and notwithstanding Commodity Subadvisor’s relief from certain requirements in Part 4 of the CFTC’s regulations, the Commodity Subadvisor is in compliance with all other applicable laws, rules and regulations. Commodity Subadvisor will provide Manager with updated or amended copies of any such materials when and if such materials are updated or amended.

b)

To the extent reasonably available to it, Commodity Subadvisor has supplied or upon request will supply, and has made available or upon request will make available, for review by Manager or its agents substantially all documents, statements, agreements, confirmations and workpapers relating to all accounts managed pursuant to TAP® and TAP PlusSM by Commodity Subadvisor and any other persons or entities controlled by Commodity Subadvisor for the period covered in any Materials, and Manager shall keep such information confidential; provided, however, that Commodity Subadvisor may, in its discretion, withhold from any such Materials the name of the client for whom such account is maintained and any proprietary information relating to Commodity Subadvisor’s trading methodologies.

c)	Commodity Subadvisor has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory agency or industry self-regulatory organization, necessary to be met in order to perform services for the Fund pursuant to this Agreement.

d)	Commodity Subadvisor is a commodity trading advisor duly registered with the CFTC and is a member in good standing of the NFA. Commodity Subadvisor shall maintain such registration and membership in good standing during the term of this Agreement. Further, Commodity Subadvisor agrees to notify Manager promptly upon (i) a statutory disqualification of Commodity Subadvisor under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of Consultant’s commodity trading advisor or commodity pool operator registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which Commodity Subadvisor is subject or has been advised it is a target (which investigation shall not include routine compliance examinations).

e)	There are no material actions that are required to be disclosed pursuant to CFTC Rule 4.24(l), except for the actions identified on Exhibit A hereto.

f)	Commodity Subadvisor is a Delaware limited liability company with full power and authority to enter into this Agreement.

g)	This Agreement has been duly and validly authorized, executed and delivered by, and is a valid and binding contract of, Commodity Subadvisor enforceable in accordance with its terms.

h)	The representations and warranties made in this Agreement by Commodity Subadvisor shall be continuing during the term of this Agreement, and if at any time any event has occurred which would make or tend to make any of the representations and warranties in this Agreement not true, Commodity Subadvisor will promptly notify Manager.

6.	Expenses. During the term of this Agreement, Commodity Subadvisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of investments (including brokerage commissions and other related expenses) purchased or sold for the Fund.

7.	Compensation. For the services provided and the expenses assumed pursuant to this Agreement, Manager will pay Commodity Subadvisor, and Commodity Subadvisor agrees to accept as full compensation therefor, an annual management fee based on the Fund’s average daily net assets (total assets of the Fund, minus the sum of its accrued liabilities) calculated as follows:

Average Daily Net Assets	Annual Management Fee
For the first $250 million	0.500%
For the next $250 million	0.475%
For the next $250 million	0.450%
For the next $250 million	0.425%
For net assets over $1 billion	0.400%

The management fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month. The daily fee accrual shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual rate of fee, and multiplying this product by the net assets of the Fund (not reduced by its cash reserves) as of the close of business on the last preceding business day on which the Fund’s net asset value was determined. The Fund’s net asset value for this purpose shall be calculated as provided in the Fund’s prospectus then in effect.

The Fund pays all other costs and expenses of its operations, including custody fees, transfer agent expenses, legal fees, expenses of independent auditors, expenses of preparing, printing and distributing shareholder reports, notices, proxy statements, reports to governmental agencies or self-regulatory organizations and taxes, if any.

For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

8.	Independence of Commodity Subadvisor. Commodity Subadvisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent Manager or the Fund in any way or otherwise be deemed an agent of Manager or the Fund. Commodity Subadvisor shall not offer or sell or solicit any offers to purchase the Shares. However, when requested by Manager at such reasonable times and upon adequate notice as mutually agreed to, Commodity Subadvisor will assist in the general explanation and presentation of Commodity Subadvisor’s trading strategies and methods solely to the employees of Manager or its affiliates and to the Fund’s selling agents or to other agents of Manager; provided, however, that nothing in this section will require Commodity Subadvisor to disclose confidential and proprietary information concerning its trading strategies and methods. The parties acknowledge that Commodity Subadvisor, individually or in conjunction with Manager, has not been an organizer or promoter of the Fund. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Trust Agreement, the Staff Letter, or any applicable statute, regulation or exchange rule.

9.

Right to Advise Others. Commodity Subadvisor’s present business is advising with respect to the purchase and sale of Commodity Interests. The services provided by Commodity Subadvisor under this Agreement are not to be deemed exclusive. Manager acknowledges that, subject to the terms of this Agreement, Commodity Subadvisor may render advisory, consulting and management services to other clients. Commodity Subadvisor shall be free to advise others and manage other Commodity Interest trading accounts, including accounts owned by it or its principals, during the term of this Agreement and to use the same or different information, computer programs and trading strategy which it obtains, produces or utilizes in the performance of services for the Fund. In that connection, however, Commodity Subadvisor represents and warrants that: (i) in rendering consulting, advisory and management services to other Commodity Interest trading accounts and entities, it will use its best efforts to achieve an equitable treatment of all accounts and will use a fair and reasonable system of order entry for all accounts, and (ii) it will not deliberately use any investment strategies for the Fund which it or its principals know are inferior to those currently offered by Commodity Subadvisor and employed by Commodity Subadvisor for other accounts. In respect of the preceding sentence, the Manager recognizes that the Fund will not trade swaps while other accounts managed pursuant to TAP® will trade swaps, and the Manager recognizes that the Commodity Subadvisor employs other investment strategies not utilized by the Fund that have higher return characteristics but with higher fees, volatility and risk. Commodity Subadvisor agrees to comply with the position limits imposed on certain Commodity Interest contracts by the CFTC or applicable contract market. If, at any time during the term of this Agreement, Commodity Subadvisor is required to aggregate the Fund’s Commodity Interest positions with the positions of any other person for purposes of applying the CFTC or exchange imposed speculative position limits, Commodity Subadvisor will promptly notify Manager if the Fund’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. Commodity Subadvisor represents that, if speculative position limits are reached in any Commodity Interest contract, it will modify the trading instructions to the Fund’s account and its other accounts in a reasonable and good faith effort to achieve an equitable treatment of all accounts. Commodity

Subadvisor currently believes and represents that such speculative limits will not materially affect its investment recommendations or strategy for the Fund given Commodity Subadvisor’s current accounts and all proposed accounts for which Commodity Subadvisor has a contract to act as a commodity trading advisor.

10.

Records of the Fund. Manager will instruct the Fund’s clearing broker(s) to furnish copies of all trade confirmations and monthly trading reports to Commodity Subadvisor. Commodity Subadvisor will maintain a record of all trading orders for the Fund’s account that have been filled and will monitor the Fund’s open positions. Upon the request of Manager, Commodity Subadvisor shall permit Manager or its agents to inspect such information as Manager may reasonably request for the purpose of confirming that the Fund has been treated equitably with respect to trading conducted during the term of this Agreement with all client accounts controlled by Commodity Subadvisor. With respect to the principals, Commodity Subadvisor will provide records of the proprietary accounts of its principals traded pursuant to TAP®, to show that such principals’ accounts have been traded equitably with other client accounts, including the Fund; provided that any transactions relating to TAP® may be extracted from such records to preserve the confidentiality of the principals’ trading in other programs or transactions. Commodity Subadvisor shall permit Manager or its agents reasonable inspection rights to the trading records of Commodity Subadvisor and other clients for the purpose of confirming that the Fund is being treated equitably by Commodity Subadvisor, including with respect to any modifications of trading or investment strategies resulting from speculative position limits and with respect to the assignment of priorities of order entry to Commodity Subadvisor’s accounts, and Manager shall keep such information confidential; provided, however, that Commodity Subadvisor may, in its discretion, withhold from any such inspection the name of the client for whom such account is maintained.

11.	Limitation of Liability. Commodity Subadvisor shall not be liable for, and Manager will not take any action against Commodity Subadvisor to hold Commodity Subadvisor liable for, any error of judgment or mistake of law or for any loss suffered by the Fund (including, without limitation, by reason of the purchase, sale or retention of any asset) in connection with the performance of Commodity Subadvisor’s duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Commodity Subadvisor in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

12.	Indemnity.

a)

In any threatened, pending or completed action, suit, or proceeding to which Commodity Subadvisor, its members, officers, directors, employees or associated persons (collectively, “its affiliates”) was or is a party or is threatened to be made a party by reason of the fact that Commodity Subadvisor is or was a commodity trading advisor of the Fund or otherwise, the Fund and the Manager, jointly and severally, shall indemnify and hold harmless, subject to subsection (d) below, Commodity Subadvisor and its affiliates against any loss, liability, damage, cost, expenses (including attorneys’ fees and accountants’ fees), judgments and amounts paid in settlement actually and reasonably incurred by it or its affiliates in connection with any action, suit or proceeding if

Commodity Subadvisor acted in good faith and in a manner it reasonably believed to be in or not opposed to the best interests of the Fund, and provided that its conduct does not constitute willful misfeasance, bad faith or gross negligence or reckless disregard of its obligations and duties under this Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that Commodity Subadvisor did not act in good faith or in a manner which it reasonably believed to be in or not opposed to the best interests of the Fund.

b)	Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against Commodity Subadvisor or its affiliates may, in the sole discretion of Manager, be paid by the Fund in advance of the final disposition of such action, suit or proceeding, if and to the extent that the person on whose behalf such expenses are paid shall agree to reimburse the Fund in the event indemnification is not permitted under this Section 12.

c)	Commodity Subadvisor agrees to indemnify, defend and hold harmless the Fund, Manager and its affiliates (as defined above) against any loss, liability, damage, cost, expenses (including attorneys’ fees and accountants’ fees), judgments and amounts paid in settlement actually and reasonably incurred by it or its affiliates by reason of any act or omission of Commodity Subadvisor relating to the Fund (including costs and expenses of investigating and defending any claims, demand or suit and attorneys’ and accountants’ fees) if such act or omission materially violated the terms of this Agreement or involved willful misfeasance, bad faith or gross negligence on the part of Commodity Subadvisor in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

d)	Any indemnification under subsections (a) or (c) above, unless ordered by a court or administrative forum, shall be made only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that indemnification is proper in the circumstances because the party claiming indemnification (the “Indemnitee”) has met the applicable standard of conduct set forth in subsection (a) or (c), as the case may be. To the extent that the Indemnitee or its affiliates have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) or (c) above, or in defense of any claim, issue or matter therein, the immediately preceding sentence of this subsection (d) shall not apply and the party obligated to indemnify the other party (the “Indemnitor”) shall indemnify the Indemnitee or its affiliates against the expenses, including attorneys’ and accountants’ fees, actually and reasonably incurred by it or its affiliates in connection therewith.

e)

In the event that any claim, dispute or litigation arises between Commodity Subadvisor and any party other than the Fund or Manager, which claim, dispute or litigation is unrelated to the Fund’s business, and if the Fund or Manager are made a party to such claim, dispute or litigation by such other party, Commodity Subadvisor shall defend any actions brought in connection therewith on behalf of the Fund and/or Manager each of whom agree to cooperate in such defense, and Commodity Subadvisor shall indemnify and hold harmless the Fund and Manager from and with respect to any amounts awarded to such other party. If any claim, dispute or litigation arises between the Fund and/or Manager and any party other than Commodity Subadvisor which claim, dispute or litigation is unrelated to Commodity Subadvisor’s duties under this Agreement, and if Commodity Subadvisor is made a party to such claim, dispute or litigation by such other party, the Fund and/or Manager, as the case may be, shall defend any actions brought in connection therewith on behalf of Commodity Subadvisor or its principals, each of whom agree to cooperate in such defense and the Fund and/or Manager, as the case may be, shall indemnify and hold harmless Commodity Subadvisor and its affiliates from and with respect to any amounts awarded to such other party. Notwithstanding any other provision of this subsection (e), if, in any claim as to which indemnity is or may be available, any indemnified party reasonably determines that its interests are or may be, in whole or in part, adverse to the interests of the indemnifying party, the indemnified party may retain its own counsel in connection with such claim and shall be indemnified by the indemnifying party for any legal or any other expenses reasonably incurred in connection with investigating or defending such claim.

f)	None of the foregoing provisions for indemnification shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the Indemnitee without the prior consent of the Indemnitor; provided, however, that should the Indemnitor refuse to consent to a settlement approved by the Indemnitee, the Indemnitee may effect such settlement, pay such amount in settlement as it shall deem reasonable and seek a judicial or regulatory determination with respect to reimbursement by the Indemnitor of any loss, liability, damage, cost or expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Indemnitee in connection with such settlement to the extent such loss, liability, damage, cost or expense (including reasonable attorneys’ and accountants’ fees) was caused by or resulted from a material violation of this Agreement by the Indemnitor or violation of the standard of conduct or the representations and warranties set forth herein. Notwithstanding the foregoing, the Indemnitor shall, at all times, have the right to offer to settle any matters, and if the Indemnitor successfully negotiates a settlement and tenders payment therefor to the Indemnitee, the Indemnitee must either use its best efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of the Indemnitor to the Indemnitee shall be the amount of said proposed settlement.

g)	The foregoing provisions for indemnification shall survive the termination of this Agreement.

h)	Commodity Subadvisor acknowledges as to it that the indemnities provided in this Agreement by Manager and the Fund to Commodity Subadvisor shall be inapplicable in the event of any liability accruing to the extent, if any, caused by or based upon Commodity Subadvisor’s misrepresentations, omissions or breach of any warranty in this Agreement.

i)	The Fund and Manager acknowledge as to each of them that the indemnities provided in this Agreement by the Commodity Subadvisor to the Fund and Manager shall be inapplicable in the event of any liability accruing to the extent, if any, caused by or based upon the Fund’s or Manager’s misrepresentations, omissions or breach of any warranty in this Agreement.

j)	Notwithstanding anything in this Agreement to the contrary, all securities laws impose liabilities under certain circumstances on persons who act in good faith, and, therefore, nothing in this Agreement shall constitute a waiver or limitation of liability under such laws to the extent (but only to the extent) such liability may not be waived, modified or limited.

13.	Term; Termination; Amendment. This Agreement shall become effective with respect to the Fund as of the day and time the initial public offering of the Fund’s shares pursuant to the Registration Statement closes (the “Effective Day and Time”) and shall remain in effect until otherwise terminated pursuant to this Section 13.

This Agreement may be terminated at any time, without penalty, by either Manager or Commodity Subadvisor upon 120 days written notice.

This Agreement may be terminated, without penalty, by Commodity Subadvisor upon 90 days written notice to Manager in the event either (i) there are amendments to the Fund’s Amended and Restated Trust Agreement or to the Fund’s investment objectives, policies and restrictions that are not reasonably acceptable to Commodity Subadvisor, or (ii) Manager objects to the use of an executing broker or floor broker that the Commodity Subadvisor represents to Manager is critical to implement the Fund’s investment program and whose brokerage commission rates are competitive with other recognized and experienced executing brokers or floor brokers.

Termination of this Agreement shall not affect the right of Commodity Subadvisor to receive payments on any unpaid balance of the compensation described in Section 7 earned prior to the effective date of such termination.

Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party or such address as each such party may designate for the receipt of such notice.

If to Manager or the Fund:	If to Commodity Subadvisor:
Nuveen Commodities Asset	Gresham Investment Management LLC
Management, LLC	67 Irving Place, 12th Floor
333 West Wacker Drive	New York, NY 10003
Chicago, Illinois 60606	Attention: Jonathan S. Spencer
Attention: Gifford R. Zimmerman

With a copy to:	With a copy to:

Nuveen Investments, Inc.	Cadwalader, Wickersham & Taft LLP
333 West Wacker Drive	700 6th Street NW
Chicago, Illinois 60606	Washington, DC 20001
Attention: General Counsel	Attn: Edwin Lyon, Esq.

14.	Assignment and Successors. This Agreement may not be assigned nor the duties hereunder delegated by either party without the express written consent of the other party. This Agreement is made solely for the benefit of, and shall be binding upon, the parties and their respective successors and assigns, and no other person shall have any right or obligation under it.

15.	Notice of Threatened, Pending or Completed Actions, Suits or Proceedings.

a)	Manager will promptly give written notice to Commodity Subadvisor of: (i) any threatened, pending or completed action, suit or proceedings (including without limitation any reparations or administrative proceeding threatened or instituted under the CEA) to which Manager or the Fund was or is a party or is threatened to be a party; and (ii) any judgments or amounts paid by Manager or the Fund in settlement in connection with any such threatened, pending or completed action, suit or proceeding.

b)	Commodity Subadvisor will promptly give written notice to Manager of: (i) any overtly threatened, pending or completed action, suit or proceeding (including without limitation any reparations or administrative proceeding overtly threatened or instituted under the CEA) to which Commodity Subadvisor was or is a party or is threatened to be a party; and (ii) any judgments or amounts paid by Commodity Subadvisor in settlement in connection with any such threatened, pending or completed action, suit or proceeding.

c)	Written notices required to be given pursuant to this Section 16 shall contain all pertinent information concerning the threatened, pending or completed action, suit or proceeding and, in the case of any pending or completed action suit or proceeding, shall include a copy of the complaint, petition or similar documents asserting a claim.

d)	Manager and Commodity Subadvisor agree to use their best efforts to maintain the confidentiality of notices received pursuant to this Section 16 and agree not to disclose the contents of such notices to persons other than their affiliates and advisors, or except as may be required, in their good faith judgment, by any applicable law or regulation.

16.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

17.	Applicable Law, Entire Agreement, Amendments, Arbitration. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois. This Agreement is the entire agreement of the parties in respect of the subject matter and may be amended only by a writing signed by the parties. All disputes not resolved by negotiation shall be exclusively resolved by confidential binding arbitration in New York in accordance with the then rules of the American Arbitration Association by a panel of three arbitrators, one selected by each party and the third by the two so selected. The arbitrators shall have no authority to amend this Agreement. Any award by the arbitrators may be entered as a judgment by any court having jurisdiction.

18.	Obligations of Fund Only. This Agreement is executed on behalf of the Fund by officers of the Manager as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund’s trustees or shareholders individually but are binding only upon the assets and property of the Fund.

19.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

20.	Commodity Subadvisor’s Rule 4.7 Advisory and Fund Consent.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

The Fund consents to its account being managed by Commodity Subadvisor being an exempt account under CFTC Rule 4.7.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Manager, the Fund and Commodity Subadvisor have caused this Agreement to be executed as of the day and year first above written.

NUVEEN COMMODITIES ASSET MANAGEMENT, LLC, a Delaware limited liability company		GRESHAM INVESTMENT MANAGEMENT LLC, a Delaware limited liability company

By:		By:
Name:	William Adams IV	Name:	Jonathan Spencer
Title:	President	Title:	President

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND, a Delaware statutory trust

By: NUVEEN COMMODITIES ASSET MANAGEMENT, LLC, its Manager

By:
Name:	Gifford R. Zimmerman
Title:	Chief Administrative Officer

EXHIBIT A

(Section 5e)

(List Administrative, Civil or Criminal Actions, Pending or Concluded, or Indicate “None”)

[None]